Zumiez Inc. Reports September 2015 Sales Results

Net Sales Increased 1.5% to $67.3 Million; September 2015 Comparable Sales Decreased 1.8%

LYNNWOOD, WA -- (Marketwired - October 07, 2015) - Zumiez Inc. (NASDAQ: ZUMZ) a leading lifestyle retailer of apparel, footwear, equipment and accessories today, announced that total net sales for the five-week period ended October 3, 2015 increased 1.5% to $67.3 million, compared to $66.3 million for the five-week period ended October 4, 2014. The Company's comparable sales decreased 1.8% for the five-week period compared to a comparable sales increase of 6.6% in the year ago period.

To hear the Zumiez prerecorded September sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading lifestyle retailer of apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of October 3, 2015 we operated 646 stores, included 580 in the United States, 42 in Canada, and 24 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200